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                 EXHIBIT 23.2--CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, dated December 13, 1996) and related Prospectus of Plasma & Materials Technologies, Inc. for the registration of $86,250,000 of 7 1/8% Convertible Subordinated Notes Due 2001 and 5,516,470 shares of common stock and to the incorporation by reference therein of our report dated August 28, 1996 with respect to the combined financial statements of Electrotech Equipments Limited and Electrotech Limited included in the Plasma & Materials Technologies, Inc. Proxy Statement dated September 11, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young
                                          Chartered Accountants

Cardiff, Wales
December 12, 1996